Exhibit 10.2
EXECUTION VERSION
EMPLOYMENT AGREEMENT
          This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of January 6, 2009, by and between Orbitz Worldwide, Inc. (the “Company”) and Barnaby Harford (“Executive”).
          WHEREAS, the Company desires to employ Executive, and Executive desires to serve the Company, in accordance with the terms and conditions of this Agreement.
          NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
          1. Term of Employment. Subject to the provisions of Section 9 of this Agreement, Executive shall be employed by the Company for a period commencing on January 6, 2009 (the “Effective Date”) and ending on January 6, 2013 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with January 6, 2013 and on each January 6 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 180 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.
          2. Position.
          (a) During the Employment Term, Executive shall serve as the Chief Executive Officer of the Company. In such position, Executive shall have such duties and authorities consistent with the position of Chief Executive Officer, as described in the Company’s By-Laws as currently in effect (and as may be expanded, but not reduced, in the future), and such other duties commensurate with the position of Chief Executive Officer as shall be determined from time to time by the Board of Directors of the Company (the “Board”). Executive shall report to the Board, and all employees of the Company shall report to Executive or his designee. Effective as of the Effective Date, Executive will become a member of the Board without additional compensation. Thereafter, during the Employment Term, the Company shall nominate Executive to be elected to the Board and shall use its reasonable best efforts, subject to fiduciary obligations of the Board, to have Executive re-elected to the Board. Upon the termination of Executive’s employment for any reason, Executive shall resign from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates effective as of the effective date of such termination.
          (b) During the Employment Term, Executive will devote Executive’s full business time and efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, (i) subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or advisory committee of any business corporation or from accepting appointment to or continuing to serve on any board of directors or trustees of charitable, civic, educational, professional, community or industry organizations (Executive has previously disclosed to the Company all such entities with which Executive is currently so affiliated), (ii) from participating in charitable, civic, educational, professional or industry organizations or (iii) from managing Executive’s passive personal investments; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 10.
          (c) Subject to the provisions hereof, Executive’s principal place of employment during the Employment Term shall be in Chicago, Illinois.
          (d) Executive represents and warrants that, as of the Effective Date, he is a lawful permanent resident of the United States and is eligible under the immigration laws of the United States to be employed by the Company under the terms and conditions described herein.
          3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $625,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board; provided that Executive’s Base Salary shall be increased to $675,000 on the first anniversary of the Effective Date. During the Employment Term, Executive’s Base Salary shall not be reduced, except pursuant to temporary across-the-board salary reductions that similarly affect all officers of the Company reporting directly to Executive and which are effective on or after the first anniversary of the Effective Date. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” Notwithstanding the foregoing, any such reduction of Base Salary shall not be taken into account for the purpose of determining the amount of severance owed to Executive under Section 9 hereof.
          4. Annual Cash Bonus. Executive will be eligible to receive an annual cash incentive compensation award in respect of each fiscal year of the Company during the Employment Term, commencing with 2009, with a target payment equal to 100% (and a maximum payment of 200%) of earned Base Salary during each such fiscal year, subject to the terms and conditions of the Company’s annual bonus plan, and further subject to such performance goals, criteria or targets reasonably determined by the Board (or the compensation committee thereof (the “Committee”)) in its sole discretion, in respect of each such fiscal year (each such annual bonus, an “Annual Bonus”). As the Annual Bonus is subject to the attainment of performance criteria, it may be paid, to the extent earned or not earned, at below-target levels, and above target levels (with a maximum of 200% of earned Base Salary for the applicable fiscal year). Notwithstanding the foregoing, so long as Executive remains employed through June 30, 2009, Executive’s Annual Bonus with respect to the first half of fiscal year 2009 shall not be less than two-thirds of Executive’s earned Base Salary from the Effective Date through June 30, 2009 and, with respect to the full fiscal year portion of the Annual Bonus, one-third of Executive’s earned Base Salary from the Effective Date through June 30, 2009 (collectively, the “Guaranteed Bonus”). The Guaranteed Bonus shall be paid to Executive in cash prior to two and one-half (2 1/2) months after the end of the 2009 fiscal year. The Annual Bonus in respect of each fiscal year of the Company during the Employment Term (which, for the avoidance of doubt, does not include the Guaranteed Bonus), if any, shall be paid to Executive prior to two and one-half (2 1/2) months after the end of the applicable fiscal year.
          5. Long-Term Incentive Awards.
          (a) Initial Grant. As of the Effective Date, the Company shall grant to Executive, pursuant to the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (the “Equity and Incentive Plan”), a nonqualified stock option to purchase 3,015,682 shares of Company stock (the “Options”).
          (b) Terms and Conditions Governing Initial Grant. Options granted to Executive as part of the initial grant shall: (i) have a seven (7)-year term; (ii) subject to Executive’s continued employment, vest over the four-year period beginning on the Effective Date (25% of the stock options shall vest on the first anniversary of the Effective Date, and the remaining 75% of the stock options shall vest ratably over the subsequent thirty-six (36) month period, with the final portion of Options vesting on the day prior to the fourth anniversary of the Effective Date); and (iii) be subject to the terms and conditions of the applicable stock option award agreement under which such grant is made, a copy of which is attached hereto as Exhibit A, and the Equity and Incentive Plan. Notwithstanding anything herein to the contrary, in the event of any inconsistency between either the terms and conditions of the applicable stock option award agreement described in this Section 5(b) and the terms and conditions set forth in this Agreement, the provisions of this Agreement shall govern.
          (c) Initial Grant – Termination of Employment.
          (i) In the event Executive’s employment is terminated for any reason other than as a result of death, Disability (as defined in Section 9(b)), without Cause (as defined in Section 9(a)) by the Company, Constructive Termination (as defined in Section 9(c)), or pursuant to Sections 9(e) or (f)(i) as a result of the Company’s election not to extend the Employment Term pursuant to Section 1, each vested Option outstanding at the time of such termination of employment shall remain exercisable until the earlier of ninety (90) days following such termination or the expiration of such Option. In the event Executive’s employment terminates pursuant to Section 9(f)(i) as a result of the Company’s election not to extend the Employment Term pursuant to Section 1, or as a result of death or Disability, each vested Option outstanding at the time of such termination of employment shall remain exercisable until the earlier of the first anniversary of such termination or the expiration date of such Option.
          (ii) In the event Executive’s employment is terminated by the Company without Cause or for Disability, terminates as a result of Executive’s death, or if Executive resigns as a result of a Constructive Termination, subject to, except in the case of death or Disability, Executive’s execution and delivery of a separation and release agreement that is no longer subject to revocation under applicable law, substantially in the form attached hereto as Exhibit B (the “General Release”), a number of previously unvested Options shall vest equal to the number of Options that would have vested in the eighteen (18)-month period following such termination if Executive had remained in employment and each vested Option outstanding at the time of such termination of employment shall remain exercisable until the earlier of the first anniversary of such termination or the expiration date of such Option (or if the condition of executing and delivering the General Release is not satisfied, then until the earlier of ninety (90) days following such termination or the expiration date of such Option).
          (iii) In the event Executive resigns his employment pursuant to Section 9(e) hereof following a reacquisition of the Company, directly or indirectly, by Travelport Limited (the “Reacquisition”), then, subject to Executive’s execution and delivery of the General Release a number of previously unvested Options shall vest equal to the number of Options that would have vested in the twelve (12)-month period following such termination if Executive had remained in employment and each vested Option outstanding at the time of such termination of employment shall remain exercisable until the earlier of the first anniversary of such termination or the expiration date of such Option.
          (iv) Notwithstanding anything herein to the contrary, in the event Executive’s employment is terminated by the Company without Cause, or if Executive resigns as a result of a Constructive Termination, and such termination or resignation is in connection with, or within twenty-four (24) months following a Change in Control or Executive’s employment is terminated by the Company without Cause or if Executive resigns as a result of a Constructive Termination and a Change in Control is consummated within ninety (90) days following such termination of employment or resignation and such termination of employment or resignation as a result of a Constructive Termination is in contemplation of a Change in Control, then, subject to Executive’s execution and delivery of the General Release and compliance with all terms and conditions contained herein, all outstanding Options shall vest in full and each vested Option outstanding at the time of such termination of employment shall remain exercisable until the earlier of the first anniversary of such termination or the expiration date of such Option.
          (v) Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause, or if Executive resigns as a result of a Constructive Termination (other than the diminution of duties or responsibilities directly resulting from the Reacquisition and the Company becoming a non-publicly traded subsidiary of Travelport Limited), and such termination or resignation is in connection with, or within twelve (12) months following the Reacquisition or Executive’s employment is terminated by the Company without Cause or if Executive resigns as a result of a Constructive Termination and the Reacquisition occurs within ninety (90) days following such termination of employment of employment or resignation and such termination of employment or resignation is in contemplation of the Reacquisition, then, subject to Executive’s execution and delivery of the General Release and compliance with all terms and conditions contained herein, all outstanding Options shall vest in full and each vested Option outstanding at the time of such termination of employment shall remain exercisable until the earlier of the first anniversary of such termination or the expiration date of such Option.
          (d) Notwithstanding anything herein to the contrary, in the event (X) Executive is terminated for Cause pursuant to Section 9(a) and such termination for Cause is based on Executive’s willful misconduct involving a financial matter of the Company, including, without limitation, Executive purposefully or knowingly making a false certification to the Company pertaining to its financial statements, (Y) of Executive’s material breach of the restrictive covenants set forth in Sections 10 or 11 or (Z) of Executive’s material violation of the Company’s Code of Conduct or Code of Ethics, the Board may determine in good faith that:

               (A) any portion of the Options granted pursuant to Section 5(a) to Executive and then held by Executive shall be automatically forfeited,
               (B) any shares of Company common stock acquired pursuant to any exercise of Options that occurred within two (2) years prior to (x) such termination of employment for Cause or (y) such breach, as applicable, and then held by Executive shall be subject to repurchase by the Company at the exercise price paid for such shares upon exercise of the Options, and
               (C) in the event Executive has sold or otherwise disposed of shares of Company common stock acquired pursuant to any exercise of Employment Options (net of any shares withheld by the Company or sold in connection with a broker-assisted exercise program at the time of such exercise of such Employment Options for the payment of withholding taxes) and such exercise occurred within two (2) years prior to (x) such termination of employment for Cause or (y) such breach, as applicable, Executive shall pay to the Company the proceeds received from such sale or other disposition, less the exercise price paid for the applicable shares and the taxes paid with regard to such sale.
     Notwithstanding the foregoing, in the event Executive is terminated for Cause pursuant to Section 9(a) and such termination for Cause is based on conduct other than Executive’s willful misconduct involving a financial matter of the Company, the Board may determine in good faith that the provisions of Section 5(d)(A) through (C) shall apply to the extent necessary for the Company to recover any damages it incurs as a result of such conduct.
          (e) Future Long-Term Incentives. Beginning in 2009 and in each calendar year during the Employment Term thereafter, Executive shall be eligible to receive a long-term incentive award commensurate with Executive’s position as the Chief Executive Officer of the Company, in such amount and form, and subject to such terms and conditions, as may be determined by the Committee in its sole discretion.
          6. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s other employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other executives of the Company. During the Employment Term, Executive shall be entitled to vacation consistent with Company practice and policy for senior level executives, but not less than four (4) weeks’ annual vacation (pro rated for partial years).
          7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.
          8. Relocation and Moving Expenses. During the six (6)-month period beginning on the Effective Date, the Company shall pay Executive a cash stipend of $25,000 per month to cover transitional relocation expenses, such as housing (including apartment rental), travel and other similar expenses. In addition, the Company shall reimburse Executive for reasonable moving expenses incurred by Executive and his family during their relocation from Executive’s primary residence to the Company’s headquarters, such reimbursement to be in accordance with the Company’s relocation policy.
          9. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least thirty (30) days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 9 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.
          (a) By the Company For Cause or By Executive Other Than as a Result of a Constructive Termination.
          (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation other than as a result of a Constructive Termination or pursuant to Section 9(f)(i); provided that Executive will be required to give the Company at least thirty (30) days advance written notice of a resignation other than as a result of a Constructive Termination or pursuant to Section 9(f)(i).
For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful failure to substantially perform Executive’s duties to the Company (other than as a result of total or partial incapacity due to mental or physical illness or incapacity), (B) any act of fraud, misappropriation, embezzlement or similar conduct against the Company or any subsidiary (other than with respect to any good faith dispute involving Executive’s claim for reimbursement of business expenses), (C) conviction or a plea of “no contest”, “guilty” or the equivalent thereof for (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude for which the potential penalty includes imprisonment of at least one year (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (D) Executive’s gross negligence in the performance of his duties, (E) Executive purposefully or knowingly makes a false certification to the Company pertaining to its financial statements, (F) Executive’s breach of the provisions of Sections 10 or 11 of this Agreement (excluding a breach of Section 11(a) by a statement made by Executive in good faith in Executive’s employment capacity) or a material breach of the Company’s Code of Conduct, Code of Ethics or other material policy, (G) by reason of any court or administrative order, arbitration award or other ruling, Executive’s ability to fully perform his duties as Chief Executive Officer or as a member of the Board is materially impaired or (H) Executive knowingly misleads the Board with respect to a material matter. In the event that the Company asserts that grounds exist for Termination for Cause, unless such grounds are egregious and have caused the Company plain material harm, the Company shall so notify Executive with written notice and within no less than five (5) days, nor more than fifteen (15) days, afford Executive a hearing before the full Board or a committee consisting of all of the independent directors of the Board, at the Board’s option, regarding any disputed facts. The Board or the committee of the Board, as the case may be, shall immediately make a determination regarding the existence of Cause upon completion of any such hearing; provided, however, that any determination that Cause exists shall require an affirmative resolution of the Board or the designated committee of the Board acted upon in accordance with applicable Company By-laws concurred by at least a majority of the independent directors of the

Board. Notwithstanding the foregoing, the Board, if acting in good faith, shall be entitled to immediately and unilaterally restrict or suspend Executive’s duties without pay pending determination of the existence of Cause, and any such restriction or suspension shall not be deemed the occurrence of a Constructive Termination. The foregoing procedure, however, shall not create any presumption of Cause actually existing during any dispute determined under such procedure.
          (ii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns other than as a result of a Constructive Termination or pursuant to Section 9(f)(i), Executive shall be entitled to receive:
     (A) the Base Salary through the date of termination, payable in accordance with the Company’s usual payment practices;
     (B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);
     (C) reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment; and
     (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).
Following such termination of Executive’s employment by the Company for Cause or resignation by Executive other than as a result of a Constructive Termination or pursuant to Section 9(f)(i) hereof, except as set forth in this Section 9(a)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement other than the rights provided in Section 13(p).
          (b) Disability or Death.
          (i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company as a result of Executive’s Disability. For purposes of this Agreement, “Disability” shall mean Executive becoming physically or mentally incapacitated and therefore unable for an aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period to perform Executive’s duties. Notwithstanding the foregoing, in the event that as a result of an earlier absence because of physical or mental incapacity Executive incurs a “separation from service”

within the meaning set forth in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules, regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), Executive shall on such date automatically be terminated from employment because of Disability.
          (ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:
     (A) the Accrued Rights;
     (B) a pro rata portion of any Annual Bonus that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable to Executive pursuant to Section 4 had Executive’s employment not terminated (the “Pro-Rata Bonus”); and
     (C) vesting of any equity-based awards then held by Executive with respect to the Company or its affiliates as, and to the extent, described in Section 5 or in the definitive documentation related to such awards.
Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 9(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement other than the rights provided in Sections 13(p) and (q).
          (c) By the Company Without Cause or Resignation by Executive as a result of Constructive Termination not in connection with a Change in Control.
          (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive as a result of a Constructive Termination.
          (ii) For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon (A) any reduction in Executive’s Base Salary or target Annual Bonus, except for any reduction not to exceed ten percent (10%) of the Executive’s Base Salary or target Annual Bonus (as each may be increased from time to time and without consideration of any prior reduction), provided such reduction is pursuant to temporary across-the-board reductions that similarly affect all officers of the Company reporting directly to Executive and which are effective on or after the first anniversary of the Effective Date, (B) a diminution to Executive’s title or a material diminution to Executive’s duties and responsibilities; provided, that, the occurrence of the following events shall not be deemed a material diminution to Executive’s duties and responsibilities: (x) the appointment of another person to serve as President of the Company if such person reports to Executive; and such person has been recommended by Executive to the Board; (y) the Reacquisition; or (z) as a result of the acquisition of the Company by non-operating entities controlled, individually or in the aggregate, by The Blackstone Group, Technology Crossover Ventures and One Equity Partners, and their related affiliates (the “Sponsors”), so long as Executive is the Chief Executive Officer of the most senior operating entity (other than the Sponsors) conducting the business of the Company, (C) the primary business office for Executive being relocated by more than fifty (50) miles from the city limits of Chicago, Illinois, (D) any material breach of this Agreement by the Company, including but not limited to the failure to nominate Executive for election or re-election to the Board (or, if applicable the board of directors of the most senior operating entity (other than the Sponsors) conducting the business of the Company) and the failure of any successor to the business operations of the Company to assume the obligations of the Company under this Agreement; provided that any of the events described in clauses (A) through (D) of this Section 9(c)(ii) shall constitute a Constructive Termination only if the Company fails to cure such event within thirty (30) days after receipt from Executive of written notice of the event which constitutes a Constructive Termination and Executive terminates employment as a result thereof within one hundred eighty (180) days of the event; provided, further, that a “Constructive Termination” shall cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.
          (iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination, and if Section 9(d) does not apply, Executive shall be entitled to receive:
     (A) the Accrued Rights;
     (B) subject to Executive’s execution and delivery of the General Release within sixty (60) days following termination of employment, continued payment of Executive’s then-current Base Salary for a period of twenty-four (24) months, payable in accordance with the Company’s usual payment practices; provided that the first payment shall be made on the sixtieth (60th) day following termination of employment and shall include payment of any amounts that would otherwise be due prior thereto;
     (C) subject to Executive’s execution and delivery of the General Release within sixty (60) days following termination of employment, the Pro-Rata Bonus, if any;
     (D) subject to Executive’s continued compliance with the provisions of Sections 10 and 11, Company-paid COBRA continuation medical benefits for Executive (and his eligible dependents) for a period of twelve (12) months following Executive’s termination date; provided that if it is determined as of the date of termination of employment that Executive would have to include as taxable income the value of such medical benefits received under Section 105(h) of the Code, then the Company shall provide to Executive a payment each month for a period of twelve (12) months, of an amount equal to the monthly amount of COBRA continuation coverage premium under the Company’s group medical plans less the amount of Executive’s portion of the premium as if Executive was an active employee under the same terms as provided to senior executive officers of the Company and at the same coverage levels as in effect immediately prior to such termination of employment along with a full tax gross-up so Executive has no after tax consequences with respect such payments and gross-up; and
     (E) vesting of any equity-based awards then held by Executive with respect to the Company or its affiliates as, and to the extent, described in Section 5 and the definitive documentation related to such awards.
Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination under circumstances described in this Section 9(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement except as set forth in this Section 9(c)(iii) other than the rights provided in Sections 13(p) and (q).
          (d) By the Company Without Cause or Resignation by Executive as a result of Constructive Termination following a Change in Control or a Change in Control following such Termination. If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination in either case in connection with, or within twenty-four (24) months following a Change in Control or Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive resigns as a result of a Constructive Termination and a Change in Control is consummated within ninety (90) days following such termination of employment or resignation and such termination of employment or resignation as a result of a Constructive Termination is in contemplation of a Change in Control, Executive shall be entitled to receive:
     (A) the Accrued Rights;
     (B) (1) For a termination of employment following a Change in Control, subject to Executive’s execution and delivery of the General Release within sixty (60) days following termination of employment, a lump sum cash payment equal to the sum of (x) two (2) years of Executive’s then-current Base Salary, (y) two (2) years of Executive’s then-current target Annual Bonus and (z) a pro-rata portion of the target Annual Bonus for the year of termination based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, paid on ninety-first (91st) day following such termination of employment.
            (2) For a Change in Control occurring after a termination of employment, Executive shall continue to receive the amounts specified in Section 9(c)(iii)(B) and the excess of the amounts specified in Section 9(d)(B)(1) over the amounts specified in Section 9(c)(iii)(B) shall be paid in a lump sum on the date that is six months and one day following such termination of employment. Any additional benefits and vesting of any equity-based awards provided in this Section 9(d) shall apply on the date such Change in Control is consummated.

     (C) subject to Executive’s continued compliance with the provisions of Sections 10 and 11, Company-paid COBRA continuation medical benefits for Executive (and his eligible dependents) for a period of twenty-four (24) months following Executive’s termination date; provided that if it is determined as of the date of termination of employment that Executive would have to include as taxable income the value of such medical benefits received under Section 105(h) of the Code, then the Company shall provide to Executive a payment each month for a period of twenty-four (24) months, of an amount equal to the monthly amount of COBRA continuation coverage premium under the Company’s group medical plans less the amount of Executive’s portion of the premium as if Executive was an active employee under the same terms as provided to senior executive officers of the Company and at the same coverage levels as in effect immediately prior to such termination of employment along with a full tax gross-up so Executive has no after tax consequences with respect such payments and gross-up; and
     (D) vesting of any equity-based awards then held by Executive with respect to the Company or its affiliates as, and to the extent, described in Section 5 and the definitive documentation related to such awards.
          Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, in either case in connection with, or within twenty-four (24) months following, a Change in Control or Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) and a Change in Control is consummated within ninety (90) days following such termination of employment and such termination of employment is in contemplation of a Change in Control, except as set forth in this Section 9(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement other than the rights provided in Sections 13(p) and (q).
          For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Equity and Incentive Plan; provided that such Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A; provided, further, however, the Reacquisition shall not constitute a “Change in Control” except as provided in Section 9(e).

          (e) Resignation by Executive Following Reacquisition of the Company by Travelport Limited. Notwithstanding anything herein to the contrary, if the Reacquisition occurs during the Employment Term, Executive may elect to resign his employment with the Company, with such resignation to be effective during the ninety (90) day period beginning on the first anniversary of the consummation of such Reacquisition (provided notice of such intended resignation is provided to the Company in writing at least one hundred twenty (120) days prior to the effective date of such resignation; for the avoidance of doubt, such notice may be provided to the Company during the one (1) year period following the Reacquisition) and be entitled to receive:
     (A) the Accrued Rights;
     (B) subject to Executive’s execution and delivery of the General Release within sixty (60) days following termination of employment, continued payment of Executive’s then-current Base Salary for a period of twelve (12) months; provided that the first payment shall be made on the sixtieth (60th) day following termination of employment and shall include payment of any amounts that would otherwise be due prior thereto (unless earlier payment is permitted under Code Section 409A);
     (C) subject to Executive’s continued compliance with the provisions of Sections 10 and 11, Company-paid COBRA continuation medical benefits for Executive (and his eligible dependents) for a period of twelve (12) months following Executive’s termination date; provided that if it is determined as of the date of termination of employment that Executive would have to include as taxable income the value of such medical benefits received under Section 105(h) of the Code, then the Company shall provide to Executive a payment each month for a period of twelve (12) months, of an amount equal to the monthly amount of COBRA continuation coverage premium under the Company’s group medical plans less the amount of Executive’s portion of the premium as if Executive was an active employee under the same terms as provided to senior executive officers of the Company and at the same coverage levels as in effect immediately prior to such termination of employment along with a full tax gross-up so Executive has no after tax consequences with respect such payments and gross-up; and
     (D) vesting of any equity-based awards then held by Executive with respect to the Company or its affiliates as, and to the extent, described in Section 5 and the definitive documentation related to such awards.
          Following Executive’s resignation following the Reacquisition, except as set forth in this Section 9(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement other than the rights provided in Sections 13(p) and (q).
          Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause, or if Executive resigns as a result of a Constructive Termination (other than the diminution of duties or responsibilities directly resulting from the Reacquisition and the Company becoming a non-publicly traded subsidiary of Travelport Limited), and such termination or resignation is in connection with, or within twelve (12) months following the Reacquisition or Executive’s employment is terminated by the Company without Cause or if Executive resigns as a result of a Constructive Termination and the Reacquisition occurs within ninety (90) days following such termination of employment of employment or resignation and such termination of employment or resignation is in contemplation of the Reacquisition, Executive shall be entitled to the payments, benefits and accelerated vesting provided in and paid in accordance with Section 9(d) and the Reacquisition shall be treated as a Change in Control under Section 9(d).
          (f) Expiration of Employment Term.
          (i) Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c), (d) or (e) of this Section 9, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights. Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 9(f)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement other than the rights provided in Sections 13(p) and (q) and any bonuses earned in the final year of the Employment Term, to the extent earned and unpaid, payable in accordance with Section 4.
          (ii) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 10, 11, 12, and 13(q) of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.
          (g) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
          10. Non-Competition.
          (a) From the date hereof while employed by the Company and for a one (1)- year period following the date Executive ceases to be employed by the Company (the “Restricted Period”), irrespective of the cause, manner or time of any termination (unless Executive’s employment terminates in accordance with Section 9(f)(i), in which case the Restricted Period shall be six (6) months), Executive shall not use his status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its affiliates (but assuming Executive is holding a similar position and earning the same level of income).
          (b) During the Restricted Period, other than in the reasonable good faith performance of Executive’s duties hereunder, Executive shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any Competitors of the Company or on behalf of a Competitor in any way injuring the interests of the Company or any of its subsidiaries or any entities in which the Company has an equity interest of five (5) percent or more (such entities, “Affiliates”), and the Company and its subsidiaries or Affiliates shall not make or authorize any person to make any statement or perform any act that would in any way injure the personal or business reputation or interests of Executive; provided, however, that, subject to Section 11, nothing herein shall preclude the Company and its subsidiaries and Affiliates or Executive from (x) giving truthful testimony under oath in response to a subpoena or other lawful process, (y) giving truthful answers in response to questions from a government investigation or (z) complying with disclosure requirements imposed by securities laws, stock exchange rules or similar laws, regulations or rules; provided, further, however, that nothing herein shall prohibit the Company and its subsidiaries and Affiliates or Executive from disclosing the fact of any termination of Executive’s employment or the circumstances for such a termination or rebutting such statement of the other. For purposes of this Section 10(b), the term “Competitor” means the five entities identified on Exhibit C (and their respective subsidiaries or online travel agency-related affiliates); provided, however, the Company shall be entitled in its sole discretion to update the composition of the entities identified on Exhibit C up to two (2) times per calendar year during the Employment Term (such update to become effective upon ninety (90) days prior written notice to Executive; provided, however, if such ninety (90) day period expires after a termination of Executive’s employment for any reason, such update shall not be effective and, further, that any new written notice to Executive of such update shall not be effective if such new notice is given on or following the date Executive provides the Company written notice of his intended resignation pursuant to Section 9(e)); provided that in no event shall more than five entities be identified on Exhibit C at any time; and provided further, an entity may only be added to Exhibit C if it is an enterprise or business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes with the businesses conducted during or at the termination of Executive’s employment, or then proposed to be conducted, by the Company and its affiliates in a manner that is or would be material in relation to the businesses of the Company or the prospects for the businesses of the Company (in each case, within one hundred (100) miles of any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses, distributes, markets or otherwise provides its products or services). During the Restricted Period, Executive, without prior express written approval by the Board, shall not (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, in any capacity (whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise); (B) develop, expand or promote, or assist in the development, expansion or promotion of, any division of an enterprise or the business of a Competitor or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company. Executive acknowledges that the Company’s and its subsidiaries’ and Affiliates’ businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world (subject to the definition of “Competitor”).
          (c) During the Restricted Period, Executive, without express prior written approval from the Board, shall not solicit any then current clients of the Company or any of its subsidiaries or Affiliates (other than any general public consumers) for any existing business of the Company or any of its subsidiaries or Affiliates using Confidential Information or by making any statement (other than normal competitive type statements) that would in any way injure the business reputation of the Company or any of its subsidiaries or Affiliates, or, other than in the reasonable good faith performance of Executive’s duties hereunder, discuss with any employee of the Company or any of its subsidiaries or Affiliates information or operations for the purpose of assisting any business intended to compete with the Company or any of its subsidiaries or Affiliates.
          (d) During the Restricted Period, other than in the reasonable good faith performance of Executive’s duties hereunder, Executive shall not interfere with the employees or business relationships of the Company or any of its subsidiaries or Affiliates (other than with respect to any general public consumers or without using Confidential Information or without making any statement (other than normal competitive type statements) that would in any way injure the business reputation of the Company or any of its subsidiaries or Affiliates) or solicit or induce any person who is an employee of the Company or any of its subsidiaries or Affiliates to terminate any relationship such person may have with the Company or any of its subsidiaries or Affiliates, nor shall Executive during such period directly or indirectly engage, employ or compensate, or cause any person with which Executive may be affiliated, to engage, employ or compensate, any employee of the Company or any of its subsidiaries or Affiliates. Notwithstanding the foregoing, the provisions of Sections 10(c) and (d) hereof shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) Executive serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates, or (C) actions taken by any person or entity with which Executive is associated if Executive is not directly or indirectly involved in the matter (other than with regard to general direction not specifically related to the Company or any of its subsidiaries or Affiliates), and, in the case of hiring, has not identified such Company-related person for soliciting to hire.
          (e) For the purposes of this Agreement, “Proprietary Interest” means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided, that none of the equity interest or stock options to purchase shares of private companies held by Executive on the date hereof and disclosed to the Company or ownership of such shares on exercise of any stock options (regardless of whether such company later becomes a Competitor) nor ownership of less than 5% of any class of equity interest in a publicly held company shall be deemed a Proprietary Interest or otherwise cause a violation of subsection (c) above or any other provision of this Agreement.
          (f) Executive agrees that the restrictions contained in this Section 10 are an essential element of the compensation Executive is granted hereunder and but for Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

          (g) The period of time during which the provisions of this Section 10 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
          (h) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
          11. Confidentiality; Intellectual Property.
          (a) Confidentiality.
               (i) Executive will not at any time (whether during or after Executive’s employment with the Company), other than in the reasonable good faith performance of Executive’s duties hereunder (x) retain or use for the benefit, purposes or account of Executive or any other person (including, without limitation, a Competitor); or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
          (ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge after reasonable inquiry; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate in good faith, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment. Notwithstanding Section 11(a)(ii)(a) or (b) hereof, other than in the reasonable good faith performance of Executive’s duties hereunder, Executive shall not confirm or deny rumors or speculation about the Company with respect to information Executive obtained in connection with his employment with the Company.
          (iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family, legal or financial advisors or governmental agencies the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its affiliates); provided that Executive may disclose to any prospective future employer the provisions of Sections 10 and 11 of this Agreement provided they agree to maintain the confidentiality of such terms.
          (iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned by the Company or its subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, address books, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware. To the extent that Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with Executive in transferring such cell phone number to Executive’s individual name following termination. In no event shall Executive be required to destroy or erase any personal material from his computer or laptop or, other than pursuant to legal process, provide such personal material (that is unrelated to the Company’s business ) to the Company.
          (b) Intellectual Property.
               (i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive, to the extent Executive has the legal right to do so, hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.
          (ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any Company resources (excluding any Works created on behalf of third parties which are unrelated to Executive’s employment by the Company, are unrelated to Confidential Information, do not violate any of the restrictive covenants set forth in Section 10 hereof and involve incidental use of a Company-owned computer or laptop) (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
          (iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media reasonably requested by the Company) of all Company Works that may be patentable. The records will be available to and remain the sole property and intellectual property of the Company at all times.
          (iv) Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
          (v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Notwithstanding anything herein to the contrary, no provision in this Agreement shall limit the Company’s ability to seek damages from Executive with respect to Executive’s breach of the foregoing covenant. Executive shall comply with all relevant material policies and guidelines of the Company regarding the protection of Confidential Information and intellectual property. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version, subject to any amendment not being in conflict with the provisions of this Section 11.
          (vi) The provisions of Sections 10 and 11 shall survive the termination of Executive’s employment for any reason. The Company shall not require Executive as a condition of participation in, or receipt of benefits under any plan or grant to agree to comply with provisions broader than in Section 10 or 11, except to the extent that such participation or receipt of benefits are special one-time type retention programs and are not normal programs or grants.
          12. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of

Sections 10 or 11 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefits otherwise required by this Agreement until such time as a determination as to damages arising from such breach, if any, has been made by an arbitrator pursuant to Section 13(o) hereof and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
          13. Miscellaneous.
          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
          (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
          (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
          (e) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to, and only to, a person or entity which is a successor in interest to substantially all of the business operations of the Company; provided that the Company shall require such affiliate or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

          (f) No Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, taking into account the provisions of Section 11 of this Agreement, and no amounts otherwise earned shall be set–off against the amounts due hereunder.
          (g) Compliance with Code Section 409A.
          (i) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
          (ii) If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.
          (iii) Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Code Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Code Section 409A) (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13(g)(iii) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
          (iv) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
          (v) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (B) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.
          (vi) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
          (h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          (i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
          If to the Company, addressed to:
Orbitz Worldwide, Inc.
500 W. Madison Street
Chicago, Illinois 60606
Attention: General Counsel
Fax: (312) 894-4855

          with a copy which shall not constitute notice to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10166
Attention: Stuart N. Alperin, Esq.
Facsimile: (212) 735-2000
     If to Executive, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records.
          (j) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
          (k) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.
          (l) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.
          (m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
          (n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          (o) Arbitration. Except as otherwise provided in Section 13 of this Agreement, any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party, be solely and finally settled by arbitration conducted in Chicago, Illinois, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Any of the parties may demand arbitration by written notice to the other and to the Arbitrator set forth in this Section 13(o) (“Demand for Arbitration”). Each of the parties agrees that if possible, the award shall be made in writing no more than thirty (30) days following the end of the proceeding. Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person other than to enforce any award rendered. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and expenses, provided, however, that the parties agree to share the cost of the Arbitrator’s fees.
          (p) Indemnification; Liability Insurance. The Company shall indemnify Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation and By-Laws of the Company, whichever affords the greater protection to Executive against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of any reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company. The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement, in the same amount and to the same extent as the Company covers its other officers and directors. These rights and obligations provided in this Section 13(p) shall survive the termination of Executive’s employment with the Company.
          (q) Certain Taxes. Anything in this Agreement or in any other plan, program or agreement to the contrary notwithstanding and except as set forth below, in the event that (i) Executive becomes entitled to any benefits or payments under Section 9(d) or Section 9(e) hereof and (ii) it shall be determined either initially or at any subsequent time that any payment, benefit or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 13(q)) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 13(q), if it shall be determined that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. All determinations required to be made under this Section 13(q), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other nationally recognized certified public accounting firm as may be designated by the Company in its discretion (the “Accountants”), subject to any adjustment by any determination made by the

Internal Revenue Service. The Accountants shall deliver a copy of its determination to Executive and the Company on a timely basis, which shall include detailed supporting calculations and written communications sufficient such that Executive may rely upon such calculations and communications for the purpose of filing Executive’s federal, state and local income tax returns. The determination of the Accountants shall be final and binding upon the Company and Executive, subject to any determination by the Internal Revenue Service.
          (r) Legal Fees. The Company shall pay Executive’s reasonable legal fees and expenses incurred in connection with the negotiation, documentation and execution of this Agreement and related equity award agreements within ninety (90) days following the execution of this Agreement, provided that proper documentation is submitted to the Company. To the extent that any payment of legal fees and expenses is taxable to Executive, the Company shall provide Executive a full tax gross-up so Executive has no after tax consequences with respect to such payments and gross-up.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ORBITZ WORLDWIDE, INC.
/s/ James P. Shaughnessy
By: James P. Shaughnessy
Title: SVP, Chief Administrative Officer & General Counsel

EXECUTIVE
/s/ Barnaby Harford
Barnaby Harford

EXHIBIT A
OPTION AWARD AGREEMENT
     THIS OPTION AWARD AGREEMENT (“Agreement”) is made as of January 6, 2009 (the “Grant Date”) by and between Orbitz Worldwide, Inc., a Delaware corporation (“Orbitz”), and the employee whose name is set forth on the signature page hereto (“Employee”).
RECITALS
     Orbitz has adopted the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (as may be amended from time to time, the “Plan”), a copy of which is attached hereto as Exhibit A.
     In connection with Employee’s employment by Orbitz or one of its subsidiaries (collectively, the “Company”), Orbitz intends concurrently herewith to grant the Option (as defined below) to Employee.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1
DEFINITIONS
     1.1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. In addition to the terms defined in the Plan, the terms below shall have the following respective meanings:
     “Agreement” has the meaning specified in the Preamble.
     “Board” means the board of directors of Orbitz (or, if applicable, any committee of the Board).
     “Cause” shall have the meaning assigned such term in the employment agreement entered into between Orbitz and Employee, dated January 6, 2009 (the “Employment Agreement”).
     “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated thereunder.
     “Company” has the meaning specified in the Recitals.
     “Constructive Termination” shall have the meaning set forth in the Employment Agreement.
     “Disability” shall have the meaning assigned such term in the Employment Agreement.

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     “Employee” has the meaning specified in the Preamble.
     “Employment Term” shall have the meaning set forth in the Employment Agreement.
     “Grant Date” has the meaning specified in the Preamble.
     “Orbitz” has the meaning specified in the Preamble.
     “Plan” has the meaning specified in the Recitals.
     “Reacquisition” shall mean a reacquisition of the Company, directly or indirectly, by Travelport Limited.
     “Share” means one share of the common stock, par value $0.01 per share, of Orbitz.
SECTION 2
Grant of OPTION
     2.1. Grant of Option. Subject to the terms and conditions hereof, Orbitz hereby grants to Employee, as of the Grant Date, a nonqualified stock option (the “Option”) to purchase up to the number of Shares specified on the signature page hereto. The Shares shall be purchasable from time to time during the term of the Option specified in Section 3.1 at an exercise price (the “Exercise Price”) specified on the signature page hereto.
SECTION 3
TERM OF OPTION AND CONDITIONS OF EXERCISE
     3.1. Term. Unless the Option is earlier terminated pursuant to this Agreement or the Plan, the term of the Option shall commence on the Grant Date and terminate upon the seventh anniversary of the Grant Date.
     3.2. Vesting Schedule.
          (a) Subject to the provisions of this Agreement and the Plan and Employee’s continued employment with the Company on the applicable vesting dates, 25% of the Option (rounded up to the next whole share) shall become vested and exercisable on the 1st anniversary of the Grant Date, and the remaining 75% of the Option shall vest ratably over the subsequent thirty-six (36) month period, with the final portion of Options vesting on the day prior to the fourth anniversary of the Grant Date.
          (b) Notwithstanding any other provision of this Agreement, in the event Employee’s employment with the Company is terminated without Cause, or Employee resigns from the Company as a result of a Constructive Termination, and such termination or resignation is in connection with, or within twenty-four (24) months following a Change in Control or Employee’s employment is terminated by the Company without Cause or if Employee resigns as a result of a Constructive Termination and a Change in Control is consummated within ninety

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(90) days following such termination of employment or resignation and such termination of employment or resignation as a result of a Constructive Termination is in contemplation of a Change in Control, then, subject to Employee’s execution and delivery of a separation and release agreement that is no longer subject to revocation under applicable law, substantially in the form attached hereto as Exhibit B (the “General Release”) and compliance with all terms and conditions contained herein, then the Option shall become fully vested and exercisable as of the date of such termination or resignation and each vested Option outstanding at the time of such termination of employment shall remain exercisable until the earlier of the first anniversary of such termination or the expiration date of such Option (or if the condition of executing and delivering the General Release is not satisfied, then until the earlier of ninety (90) days following such termination or the expiration date of such Option).
          (c) Notwithstanding the foregoing, in the event Employee’s employment is terminated by the Company without Cause or for Disability, terminates as a result of Employee’s death, or if Employee resigns as a result of a Constructive Termination, subject to, except in the case of death or Disability, Employee’s execution and delivery of the General Release, a number of previously unvested Options shall vest equal to the number of Options that would have vested in the eighteen (18)-month period following such termination if Employee had remained in employment and each vested Option outstanding at the time of such termination of employment shall remain exercisable until the earlier of the first anniversary of such termination or the expiration date of such Option (or if the condition of executing and delivering the General Release is not satisfied, then until the earlier of ninety (90) days following such termination or the expiration date of such Option).
          (d) In the event Employee resigns his employment pursuant to Section 9(e) of the Employment Agreement following the Reacquisition, then, subject to Employee’s execution and delivery of the General Release, a number of previously unvested Options shall vest equal to the number of Options that would have vested in the twelve (12)-month period following such termination if Employee had remained in employment and each vested Option outstanding at the time of such termination of employment shall remain exercisable until the earlier of the first anniversary of such termination or the expiration date of such Option (or if the condition of executing and delivering the General Release is not satisfied, then until the earlier of ninety (90) days following such termination or the expiration date of such Option).
          (e) Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause, or if Executive resigns as a result of a Constructive Termination (other than the diminution of duties or responsibilities directly resulting from the Reacquisition and the Company becoming a non-publicly traded subsidiary of Travelport Limited), and such termination or resignation is in connection with, or within twelve (12) months following the Reacquisition or Executive’s employment is terminated by the Company without Cause or if Executive resigns as a result of a Constructive Termination and the Reacquisition occurs within ninety (90) days following such termination of employment of employment or resignation and such termination of employment or resignation is in contemplation of the Reacquisition, then, subject to Executive’s execution and delivery of the General Release and compliance with all terms and conditions contained herein, then the Option shall become fully vested and exercisable as of the date of such termination or resignation and each vested Option outstanding at the time of such termination of employment shall remain exercisable until the earlier of the first

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anniversary of such termination or the expiration date of such Option (or if the condition of executing and delivering the General Release is not satisfied, then until the earlier of ninety (90) days following such termination or the expiration date of such Option).
          (f) The Board may determine at any time before the Option terminates that the Option or any portion thereof shall become vested and exercisable at any time.
     3.3. Termination of Employment. Subject to Section 3.2, if Employee’s employment with the Company terminates for any reason, that portion of the Option that is not or does not become then exercisable shall immediately terminate and that portion of the Option that is or becomes exercisable at the time of Employee’s termination of employment shall terminate ninety (90) days from the date of termination.
     3.4. Limited Transferability. The Option shall be neither transferable nor assignable by Employee other than by will or the laws of inheritance following Employee’s death and may be exercised, during Employee’s lifetime, only by Employee; provided, however, that Employee may designate one or more persons as the beneficiary or beneficiaries of the Option, in which case the Option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon Employee’s death while holding the Option. Such beneficiary or beneficiaries shall take the transferred Option subject to all the terms and conditions of this Agreement, including (without limitation) the limited time period during which the Option may, pursuant to Section 3.2, be exercised following Employee’s death.
     3.5. Exercise. (a) The Option may be exercised by delivering a written notice to Orbitz or its designated agent, specifying the portion of the Option to be exercised and accompanied by payment therefor. The Exercise Price for any Shares purchased pursuant to the exercise of the Option and the applicable withholding taxes due thereon shall be paid in full upon such exercise (i) in cash, by wire transfer or certified check, (ii) by reducing Shares pursuant to the Option having a Fair Market Value on the date of exercise equal to the Exercise Price and the applicable withholding tax amount or (iii) by such other method as may be approved by the Board. In no event may the Option be exercised for any fractional Shares.
          (b) Notwithstanding anything provided in Section 3.2 hereof, in the event Employee’s employment is terminated for any reason other than as a result of death, Disability, without Cause by the Company, Constructive Termination, or pursuant to Sections 9(e) or (f)(i) of the Employment Agreement as a result of the Company’s election not to extend the Employment Term, each vested Option outstanding at the time of such termination of employment shall remain exercisable until the earlier of ninety (90) days following such termination or the expiration of such Option. In the event Employee’s employment terminates pursuant to Section 9(f)(i) of the Employment Agreement as a result of the Company’s election not to extend the Employment Term, or as a result of death or Disability, each vested Option outstanding at the time of such termination of employment shall remain exercisable until the earlier of the first anniversary of such termination or the expiration date of such Option.

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     3.6. Forfeiture. Notwithstanding anything herein to the contrary, the forfeiture provisions set forth in Section 5(d) of the Employment Agreement shall apply to the Option (and any Shares purchased pursuant to the exercise of the Option).
SECTION 4
CERTAIN COVENANTS
     Employee hereby agrees and covenants to perform all of his obligations set forth in Sections 10 and 11 of the Employment Agreement (which are incorporated by reference hereby) and acknowledges that Employee’s obligations set forth in Sections 10 and 11 of the Employment Agreement constitute a material inducement for the Company’s grant of the Option to Employee. The provisions of this Section 4 shall survive the termination of Employee’s employment with the Company for any reason.
SECTION 5
MISCELLANEOUS
     5.1. Tax Issues and Withholding. Employee acknowledges that he or she is relying solely on his or her own tax advisors and not on any statements or representations of the Company or any of its agents. Employee understands that he or she (and not Orbitz) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement. Orbitz’s obligations under this Agreement shall be subject to all applicable tax and other withholding requirements, and Orbitz shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to Employee.
     5.2. Compliance with IRC Section 409A.
          (a) The intent of the parties is that payments under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
          (b) If Employee notifies the Company (with specificity as to the reason therefor) that Employee believes that any provision of this Agreement would cause Employee to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Employee, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.
          (c) Notwithstanding anything herein to the contrary, if at the time of Employee’s termination of employment with the Company Employee is a “specified employee”

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as defined in Code Section 409A and the deferral of the commencement of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to Employee) until the date that is six (6) months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Code Section 409A) (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5.2 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum on the first business day of the Delay Period, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
          (d) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
     5.3. Employment of Employee. Nothing in this Agreement confers upon Employee the right to continue in the employ of the Company, entitles Employee to any right or benefit not set forth in this Agreement or interferes with or limits in any way the right of the Company to terminate Employee’s employment.
     5.4. Stockholder Rights. Employee shall not have any stockholder rights (including the right to distributions or dividends) with respect to the Shares subject to the Option until Employee shall have exercised the Option, paid the Exercise Price and become a holder of record of the Shares acquired upon exercise of the Option.
     5.5. Equitable Adjustments. The Option shall be subject to adjustment as provided in Section 5 of the Plan.
     5.6. Calculation of Benefits. Neither the Option nor any Shares acquired upon exercise of the Option shall be deemed compensation or taken into account for purposes of determining benefits or contributions under any retirement or other qualified or nonqualified plans of the Company or any employment/severance or change in control agreement to which Employee is a party and shall not affect any benefits, or contributions to benefits, under any other benefit plan of any kind or any applicable law or regulation now or subsequently in effect under which the availability or amount of benefits or contributions is related to level of compensation. It is specifically agreed by the parties that any benefits that Employee may receive or derive from this Agreement will not be considered as salary for calculating any severance payment that may be payable to Employee in the event of a termination of his or her employment.

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     5.7. Remedies.
          (a) The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have at law or in equity.
          (b) Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.
     5.8. Waivers and Amendments. The respective rights and obligations of Orbitz and Employee under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party. This Agreement may be amended only with the written consent of a duly authorized representative of Orbitz and Employee.
     5.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
     5.10. CONSENT TO JURISDICTION.
          (a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN THE STATE OF ILLINOIS, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 5.10 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.
          (b) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 5.14 OF THIS AGREEMENT.

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     5.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     5.12. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.
     5.13. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto.
     5.14. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 5.14), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service and mailed first class, registered or certified mail, postage prepaid, as set forth below:
          If to Orbitz, addressed to:
Orbitz Worldwide, Inc.
Legal Department
500 W. Madison Street
Chicago, Illinois 60661
Attention: General Counsel
Fax: (312) 894-4856
          If to Employee, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records.
Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.
     5.15. No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

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     5.16. Incorporation of Plan and Employment Agreement; Acknowledgment. The Plan and Employment Agreement are hereby incorporated herein by reference and made a part hereof, and the Option and this Agreement are subject to all terms and conditions of the Plan and the Employment Agreement. In the event of any inconsistency between the Plan or the Employment Agreement and this Agreement, the provisions of the Plan or Employment Agreement shall govern. By signing this Agreement, Employee acknowledges having received and read a copy of the Plan.
     5.17. Consent. In the course of Employee’s employment with the Company, the Company may obtain or have access to certain information about Employee and Employee’s employment with the Company, such as information about Employee’s job, appraisals, performance, health, compensation, benefits, training, absence, education, contact details, disabilities, social security number (or equivalent) and information obtained from references or background checks (collectively, “Personal Information”). The Company will use Personal Information in connection with Employee’s employment with the Company, to provide Employee with health and other benefits, and in order to fulfill its legal and regulatory obligations. Due to the global nature of the Company’s business and the need to centralize the Company’s information and technology storage systems, the Company may transfer, use or store Employee’s Personal Information in a country or continent outside the country where Employee works or lives, and may also transfer Employee’s Personal Information to its other group companies, to its insurers and service providers as necessary or appropriate, and to any party that it merges with or which purchases all or a substantial portion of its assets, shares, or business (any of which may also be located outside the country or continent where Employee works or lives). The Company may also disclose Employee’s Personal Information when it is legally required to do so or to governmental, fiscal or regulatory authorities (for example, to tax authorities in order to calculate Employee’s appropriate taxation, compensation or salary payments). The Company may disclose Personal Information as noted above, including to any of the third parties and for any of the reasons listed above, without further notice to Employee. By signing below, Employee consents to the Company collecting, retaining, disclosing and using Personal Information as outlined above, and to transfer such information internationally and/or to third parties for these purposes.
     5.18. Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.
          (a) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
          (b) The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          (c) The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

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          (d) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.
          (e) Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

     IN WITNESS WHEREOF, Orbitz and Employee have executed this Agreement as of the day and year first written above.

ORBITZ WORLDWIDE, INC.

By:
Name:
Title:

EMPLOYEE:

Name: Barnaby Harford
Type of Option: Nonqualified Stock Option

Number of Shares: [ ]

Exercise Price: $[ ] per Share

Exhibit A – 2007 Equity and Incentive Plan
(Distributed Separately)

Exhibit B – Form of General Release

EXHIBIT B
FORM AGREEMENT AND GENERAL RELEASE
Orbitz Worldwide, Inc. (“Orbitz Worldwide”) and Orbitz, L.L.C. (collectively with their subsidiaries, the “Company”) and                      (hereinafter collectively with his heirs, executors, administrators, successors and assigns, “EXECUTIVE”), mutually desire to enter into this Agreement and General Release (“Agreement” or “Agreement and General Release”) and agree that:
     The terms of this Agreement are the products of mutual negotiation and compromise between EXECUTIVE and the Company; and
     The meaning, effect and terms of this Agreement have been fully explained to EXECUTIVE; and
     EXECUTIVE is hereby advised, in writing, by the Company that he should consult with an attorney prior to executing this Agreement; and
     EXECUTIVE is being afforded at least twenty-one (21) days from his Last Day of Employment to consider the meaning and effect of this Agreement; and EXECUTIVE may execute this Agreement after the Last Day of Employment but may not execute it more than twenty-one (21) days after the Last Day of Employment; and
     EXECUTIVE understands and acknowledges that, if he executes this Agreement before the Last Day of Employment, it shall be null and void and of no effect; and
     EXECUTIVE understands that he may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement and this Agreement shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred (“the Effective Date”). Any revocation within this period must be submitted, in writing, to the Company’s Human Resources Department and state, “I hereby revoke my acceptance of your Agreement and General Release.” Said revocation must be personally delivered to the Company’s Human Resources Department, or mailed to the Company’s Human Resources Department and postmarked within seven (7) calendar days of execution of this Agreement; and
     EXECUTIVE has carefully considered other alternatives to executing this Agreement and General Release.
     THEREFORE, EXECUTIVE and the Company, for the full and sufficient consideration set forth below, agree as follows:
     1. EXECUTIVE’s employment with the Company is terminated [without Cause] (as defined in the Employment Agreement) as of [DATE], which shall be his Last Date of Employment. EXECUTIVE shall receive all wages earned through his Last Date of Employment, less applicable taxes, withholding and other lawful deductions. Other than as set forth below, EXECUTIVE shall not be eligible for any other payments from the Company.

     2. In consideration for the execution by EXECUTIVE of this Agreement and compliance with the promises made in this Agreement, pursuant to the employment agreement between EXECUTIVE and the Company (the “Employment Agreement”) that EXECUTIVE signed on January 6, 2009, the Company agrees:
a.	[INSERT APPLICABLE SEVERANCE TERMS]

b.	[INSERT APPLICABLE SEVERANCE TERMS]

c.	[INSERT APPLICABLE SEVERANCE TERMS]

d.	[INSERT APPLICABLE SEVERANCE TERMS]

e.	[INSERT APPLICABLE SEVERANCE TERMS]

f.	[INSERT APPLICABLE SEVERANCE TERMS]

g.	to provide EXECUTIVE with vesting of any equity-based awards held by EXECUTIVE with respect to Orbitz Worldwide, Inc. as, and to the extent, described in the definitive documentation related to such awards.

h.	[to provide EXECUTIVE with a neutral reference to any entity other than the Released Parties. Upon inquiry to the Human Resources department, prospective employers (other than the Released Parties) will be advised only as to the dates of EXECUTIVE’s employment and his most recent job title. Last salary will be provided if EXECUTIVE has provided a written release for the same.]
The payments herein will be made as soon as reasonably practicable once this Agreement has taken effect, but in no case more than sixty (60) days after EXECUTIVE’s Last Date of Employment. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and regulations promulgated thereunder.  To the extent that any provision in this agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under this agreement shall not incur an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.
     3. EXECUTIVE is obligated to pay any local, state or federal taxes that may become due and owing from the payment recipient on the payments and benefits provided under this Agreement.
     4. EXECUTIVE understands and agrees that he would not receive the monies and/or benefits specified in paragraph 2 above, except for his execution of this Agreement, and the fulfillment of the promises contained herein, and that such consideration is greater than any amount to which he would otherwise be entitled as an employee of the Company.
     5. Except as otherwise expressly provided by this Agreement or the right to enforce the terms of this Agreement, EXECUTIVE, of his own free will knowingly and voluntarily releases and forever discharges the Company, their current and former parents, and their shareholders, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the employees, officers, directors, advisors and agents thereof (collectively referred to throughout this Agreement as the “Released Parties”, or a “Released Party”), of and from any and all actions or causes of action, suits, claims, charges, complaints, promises demands and contracts (whether oral or written, express or implied from any source), or any nature whatsoever, known or unknown, suspected or unsuspected, which against the Released Parties EXECUTIVE or EXECUTIVE’S heirs, executors, administrators, successors or assigns ever had, now have or hereafter can shall or may have by reason of any matter, cause or thing whatsoever arising any time prior to the time EXECUTIVE executes this Agreement, including, but not limited to:
a.	any and all matters arising out of EXECUTIVE’s employment by the Company or any of the Released Parties and the termination of that employment, and that includes but is not limited to any claims for salary, allegedly unpaid wages, bonuses, commissions, retention pay, severance pay, vacation pay, or any alleged violation of the National Labor Relations Act, any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, any claims under the Employee Retirement Income Security Act of 1974 (except for vested benefits which are not affected by this Agreement), the Americans With Disabilities Act of 1990, the Fair Labor Standards Act (to the extent such claims can be released), the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act (to the extent such claims can be released);

b.	Illinois Human Rights Act; Minimum Wage Law; Equal Wage Act; Equal Pay Act of 2003; Wages for Women and Minors Act; Religious Freedom Restoration Act Statutory Provision Regarding Retaliation/Discrimination for Filing a Worker’s Compensation Claim; Equal Pay Laws; School Visitation Rights Act; AIDS Confidentiality Act; Right to Privacy Law; Genetic Information Privacy Act; the Cook County Human Rights Ordinance; the Chicago Human Rights Ordinance, as amended; and

c.	any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or termination of his employment with the Company including, but not limited to, any statutes or claims providing for the award of costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters.
Nothing in the general release of claims shall affect (i) any vested equity granted to EXECUTIVE under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (“the Orbitz Plan”) and any vested equity granted to EXECUTIVE under the TDS Investor (Cayman) L.P. 2006 Interest Plan (“the Travelport Plan”), as amended and/or restated from time to time, and the award agreements issued under the Orbitz Plan and the Travelport Plan, (ii) rights to the Accrued Rights (as defined in the Employment Agreement), (iii) rights under Section 13(p), (q) and (r) of the Employment Agreement or any additional rights to indemnification, advancement of legal fees or directors and officers liability insurance, (iv) rights to receive severance payments and benefits and other rights as provided in this general release and (v) any rights as a shareholder of the Company.
     6. EXECUTIVE also acknowledges that he does not have any current charge, claim or lawsuit against one or more of the Released Parties pending before any local, state or federal agency or court regarding his employment and his separation from employment. EXECUTIVE understands that nothing in this release prevents him from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency charged with the enforcement of any employment or labor laws, although by signing this Agreement EXECUTIVE is giving up any right to monetary recovery that is based on any of the claims he has released. EXECUTIVE also understands that if he files such a charge or complaint, he has, as part of this Agreement, waived the right to receive any remuneration beyond what EXECUTIVE has received in this Agreement.
     7. EXECUTIVE shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on EXECUTIVE’s behalf in any way arising out of or relating to the matters released under this Agreement.
     8. EXECUTIVE agrees that for the one (1) year period following the Last Day of Employment he will not in any way disparage the Company, its current officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that are intended to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. The Company on behalf of itself and its directors and officers agrees that for the one (1) year period following the Last Day of Employment the Company and its directors and officers will not in any way disparage EXECUTIVE or make or solicit any comments, statements, or the like to the media or to others that are intended to be derogatory or detrimental to the good name or business reputation of EXECUTIVE. Nothing herein shall prohibit any party (i) from disclosing that EXECUTIVE is no longer employed by the Company, (ii) from responding truthfully to any governmental investigation or inquiry related thereto, whether by the Securities and Exchange Commission or other governmental entity or any other law, subpoena, court order or other compulsory legal process or any disclosure requirement of the Securities and Exchange Commission, (iii) from making any good faith comment or statement to the extent necessary to rebut any public statements made by the other party; or (iv) from making traditional competitive statements in the course of promoting a competing business, so long as any statements do not refer to EXECUTIVE’S former employment with the Company.
     9. EXECUTIVE understands that if this Agreement were not signed, he would have the right to voluntarily assist other individuals or entities in bringing claims against Released Parties. EXECUTIVE hereby waives that right and agrees that he will not provide any such assistance with regard to matters related to his employment with the Company other than assistance in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission or other federal, state or local agency, or pursuant to a valid subpoena or court order. EXECUTIVE agrees that if such a request for assistance if by any agency of the federal, state or local government, or pursuant to a valid subpoena or court order, he shall advise the Company in writing of such a request promptly, to the extent he is legally permitted to do so.
     10. EXECUTIVE acknowledges and confirms that he has returned all company property to the Company, including his identification card, and computer hardware and software, all paper or computer based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other Company supplies or equipment in his possession. In addition, any business related expenses for which he seeks reimbursement have been documented and submitted to the Company or will be within thirty (30) days.

     11. The parties acknowledge and confirm that Sections 10, 11, 12 and 13 shall survive termination of EXECUTIVE’S termination of employment.
     12. This Agreement is made in the State of [Illinois] and shall be interpreted under the laws of said State. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this in full force and effect.
     13. EXECUTIVE agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.
     14. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.
     15. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, with the exception of any non-compete, non-solicit or confidentiality agreement between EXECUTIVE and the Company or one of their affiliates, which agreement(s) shall survive the termination of EXECUTIVE’s employment in accordance with its own terms.
     16. EXECUTIVE agrees to reasonably cooperate with and make himself reasonably available (with regard to his other commitments) to Orbitz Worldwide and its General Counsel, as the Company may reasonably request, to assist it in any matter regarding the Company or their affiliates, subsidiaries, and predecessors, including giving truthful testimony in any litigation or potential litigation involving the Company and their affiliates, subsidiaries, and their predecessors, over which EXECUTIVE has knowledge or information as a result of his employment with the Company. The Company will reimburse EXECUTIVE for any and all reasonable expenses reasonably incurred in connection with EXECUTIVE’s compliance with this paragraph.
     17. At the same time EXECUTIVE executes this Agreement, EXECUTIVE agrees to execute and return with this Agreement the attached resignation letter concerning his appointment as director, officer, and/or any other position of responsibility requiring notification to a public registrar, or regulatory or governing body.
     THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT AND GENERAL RELEASE. EXECUTIVE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE HAD OR MIGHT HAVE AGAINST THE COMPANY; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE. IF THIS DOCUMENT IS RETURNED EARLIER THAN [21] DAYS

FROM THE LAST DATE OF EMPLOYMENT, THEN EXECUTIVE ADDITIONALLY ACKNOWLEDGES AND WARRANTS THAT HE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE [21] DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE COMPANY THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE [21] DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

     THEREFORE, the parties to this Agreement and General Release now voluntarily and knowingly execute this Agreement.

EXECUTIVE

Signed and sworn before me
this ___ day of , 200_.

Notary Public

ORBITZ WORLDWIDE, INC.

By:
Name:
Title:

Signed and sworn to before me
this ___ day of , 200_.

Notary Public

ORBITZ, L.L.C.

By:
Name:
Title:

Signed and sworn to before me
this ___ day of , 200_.

Notary Public

EXHIBIT C
List of Competitors
1.	Expedia, Inc.

2.	priceline.com Incorporated

3.	Sabre Holdings Corporation

4.	Kayak.com

5.	Amadeus IT Group SA
The Company shall be entitled in its sole discretion to update the composition of the entities identified above up to two (2) times per calendar year during the Employment Term (such update to become effective upon ninety (90) days prior written notice to Executive; provided, however, if such ninety (90) day period expires after a termination of Executive’s employment for any reason, such update shall not be effective and, further, that any new written notice to Executive of such update shall not be effective if such new notice is given on or following the date Executive provides the Company written notice of his intended resignation pursuant to Section 9(e) of the Agreement), but in no event shall more than five entities be identified on this Exhibit C at any time. An entity may only be added to this Exhibit C if it is an enterprise or business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes with the businesses conducted during or at the termination of Executive’s employment, or then proposed to be conducted, by the Company and its affiliates in a manner that is or would be material in relation to the businesses of the Company or the prospects for the businesses of the Company (in each case, within 100 miles of any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses, distributes, markets or otherwise provides its products or services).